Exhibit 99.1
PROS Holdings Inc.
Script of Investor Teleconference
May 5, 2010
Operator
Good day, ladies and gentlemen, and welcome to the Q1 2010 PROS Holdings, Inc. Earnings Conference Call. My name is Keyonna, and I will be your operator for today. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session.
(Operator Instructions)
As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Charlie Murphy, Executive Vice-President and CFO. You may proceed.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Thank you, operator. Good afternoon, everyone, and thank you for joining us today for the PROS Holdings financial results conference call for the first quarter of 2010. Joining me on today’s call is Bert Winemiller, PROS’ Chairman and Chief Executive Officer.
In today’s conference call, Bert will provide a commentary on the highlights for the first quarter of 2010, and then I will provide the review of the financial results and our outlook, before we open up the call to questions.
Before beginning, we must caution you that today’s remarks in this discussion, including statements made during the question and answer session, contain forward-looking statements. These statements are subject to numerous and important factors, risks and uncertainties, which could cause actual results to differ from the results implied by these or other forward-looking statements.
Also, these statements are based solely on the present information and are subject to risks and uncertainties that can cause actual results to differ materially from those projected in the forward-looking statements. Please refer to our Form 10-Q, Form 10-K and other filings with the SEC and the risk factors contained therein. Also, please note that a replay of today’s webcast will be available in the investor relations section of our website at www.prospricing.com.
I would also like to point out that the Company’s use of non-GAAP financial measures is explained in today’s earnings press release and a full reconciliation between each non-GAAP measure and the most directly comparable GAAP measure is provided in the tables accompanying the press release distributed earlier today, and can also be found on our website in the investor relations section.
With that, I would like to turn the call over to Bert.
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Thank you, Charlie, and thanks to those of you listening to our call. With a challenging 2009 behind us, we have made great progress on our strategic initiatives that will position us to serve the large, long-term market opportunity for our high return on investment pricing optimization software products.
We are pleased with our financial performance in the first quarter of 2010, especially while we continue to invest in our product and sales and marketing initiatives. For the first quarter, we are reporting revenue of $17.3 million, which was at the high end of our guidance and was an increase over the fourth quarter. Non-GAAP operating income was $2.2 million for the first quarter, which was also at the top end of our guidance. I am also very pleased to report that our backlog is up over the end of 2009.
PROS is a global company with revenue diversified across geographies and our target industry sectors. Revenue that came from outside the US represented 56% of the first quarter 2010 revenue and 62% of first quarter license and implementation revenue came from our target industry sectors of manufacturing, distribution and services.
We continue to provide our customers with a high return on investment which is, in turn, helping us to attract new customers. We also had much success with our fast time-to-value program, where we host all of our Pricing Solution Suite customers in the initial phase of an implementation. This allows our customers to identify millions of dollars of pricing profit opportunities in the first 30 days.
Our continuing focus on customer satisfaction and implementation success resulted in PROS being selected as the 2010 Strategic Partner Vendor of the Year by a large distributor of office products. Case studies like this have helped us demonstrate the high return on investment potential for new prospects. For example, one of the largest chemical companies based in the United States has executed a contract for the deployment of PROS Scientific Analytics with Segmentation. This is another significant competitive win in the chemicals industry.
Many companies that understand the high return on investment that our software provides are under pressure in this tough economy to get funding for their pricing projects. Some prospects are using Proof of Value engagement to provide concrete ROI for business users to obtain budget authorization for a full production system purchase. A leading industrial distributor gave PROS the go-ahead for full implementation of Scientific Analytics, Price Optimizer and Deal Optimizer with Segmentation and Pricing Guidance capabilities after a successful Proof of Value engagement.
A Fortune 500 distributor of health care products and services also signed to move forward on the full installation of Scientific Analytics and Price Optimizer for its medical division after their successful Proof of Value engagement. This is another great customer win in the health care distribution space.
PROS provides optimized pricing guidance to the customer’s proprietary sales quoting system that displays floor target, and stretch optimized prices using PROS science. Sales management utilizes PROS Scientific Analytics to drive value realization and create peer pricing reports to ensure adoption among the field sales organization.
We also made great progress with our partner ecosystem. Our objective is for greater worldwide scalability, and to expand the number of PROS certified personnel. We believe expanding our partnering program, while increasing our costs in the near term, is the right investment to position us for longer-term success.
We recently signed a formal global alliance agreement with Deloitte Consulting, LLP and further strengthened our technology partnerships with Microsoft, SAP and Oracle. As we mentioned on our last call, our work with our technology partners is a key focus of our R&D spending.
With Microsoft, we now have customers in production using our integration with Microsoft SQL Server, which helps drive low total cost of ownership for our customers. We have many customers using our Microsoft Office Suite integration capabilities, which helps increase user adoption.
Our customers also use Microsoft reporting services to generate reports from their PROS data, and use the integration with Microsoft Active Directory to manage their PROS user accounts and security. Analysis Services is used for data analysis. Users are able to extract, analyze and modify data from the PROS Pricing Optimization application using their familiar Microsoft Office applications.
PROS is proud to have joined the SAP PartnerEdge Program for Software Solution Partners. Membership demonstrates that PROS maintains the most up-to-date and highest SAP integration certifications, has documented joint customer successes, and confirms that PROS’ solution is a high-value, complementary solution to SAP. A significant number of our customers have integrated their PROS solution with multiple SAP modules including ERP and CRM.
With Oracle, we have customers in production using our integration to both Oracle E-Business Suite and Siebel CRM, allowing quote-to-order processes to be based on optimized prices.

We are continuing our focus on sales and marketing to position us to take advantage of a large, long-term market opportunity as the economy improves. PROS is pleased with the results of our successful pricing executive summit held at the New York Stock Exchange in March. Speakers included representatives from AMR Research, Deloitte Consulting, Accenture, and the Professional Pricing Society. Four PROS customers shared their real-world experiences related to the high return on investment, fast time to value, and low total cost of ownership success they have had using PROS software.
As we mentioned last quarter, Tim Girgenti recently joined PROS and serves as our Chief Marketing Officer for our Manufacturing, Distribution and Services industry sectors. This quarter we are pleased to announce that we have strengthened our sales organization’s strategic consulting team with the addition of John DeCarlis, who serves as Senior Vice President of Strategic Consulting, focusing on manufacturing, distribution and services. John was a managing partner of Strategic Pricing Partners, a consulting firm focused on pricing strategy development, and he was also a partner in the Pricing and Profit Optimization practice at Accenture.
We also continue to invest in people, product and processes to drive our science and product innovation and to increase our competitive advantage, as demonstrated by our continued heavy R&D investment which was at 28% of revenue for the first quarter of 2010. Our continued investment in R&D has helped to improve our product suite’s scalability, shortened the time to value for customers as we provide industry-specific solutions, and decreased the time to market for product enhancements.
In summary, while sales activity continues to be high with increasing participation by prospects at our sales events and webcasts, translating this interest into sales is challenging as sales cycles continue to be long and approval processes are rigorous. We have responded to these market conditions and requirements with flexible ways of doing business including Proof of Value pilots, term licenses and other contractual arrangements where our revenue recognition is lower and longer than our traditional percentage of completion method.
We have an experienced management team that we believe is focused on the right strategies, and we will continue to invest appropriately to capitalize on what we believe is a fantastic long-term market opportunity. In the remainder of 2010, we intend to continue to make strategic investments while maintaining our historical track record of 11 years of non-GAAP profitability and positive cash flow. We will continue to be prudent about our spending in this economy with a strong balance sheet. We are in a unique position to invest in our products, processes, sales and marketing, and other initiatives to improve our relative competitive position as a leading vendor in the pricing and margin optimization market.
We are pleased with our operating income and EPS for the first quarter, and that our revenue increased quarter-over-quarter sequentially in the first quarter of 2010.
We continue to believe that our market leadership position positions PROS to be the pricing partner that companies turn to as market adoption increases and companies focus on setting and executing optimal pricing strategies using science-based software products.
Now, let me turn the call back over to Charlie, so that he can provide you with a review of our financial results and our outlook for the second quarter of 2010.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Thanks, Bert. I’ll begin with a review of our financial results for the quarter ended March 31, 2010. Then, I will provide some commentary on the balance sheet and cash flow, before providing financial guidance for the second quarter of 2010. I will be discussing our financial results on a non-GAAP basis. Our earnings press release includes a full GAAP to non-GAAP reconciliation which can be found on our website in the investor relations section.
As Bert stated, we are pleased with our performance in the first quarter, as revenue of $17.3 million met the high end of our revenue guidance. While revenue decreased from $18 million a year ago, we are pleased that first quarter revenue was an increase over fourth quarter revenue of $16.9 million, representing our second quarter in a row of sequential revenue growth.

In accordance with our revenue recognition policy, PROS does not recognize any revenue at contract signing. License and implementation fees are bundled together, and the revenue is generally recognized on a percentage of completion basis over the implementation period. We do have implementations where revenue is deferred and not recognized until the delivery of all products. Term license agreements, which we signed more of over the last several quarters, are an example. With the number of active implementations in a quarter, our term licenses and high maintenance renewal rate, we have good visibility into near-term revenue.
Maintenance revenue increased approximately $900,000 or 14% from the first quarter of 2009. This increase was the result of the completion of a number of implementations of our software products, following which we begin to recognize maintenance and support revenue. We are pleased that our maintenance and support renewal rate continues to be in the mid 90% range. Our total revenue continues to be diversified geographically and spread across our five target vertical markets.
On a non-GAAP basis, gross profit was $12.8 million for the first quarter of 2010, yielding gross margins of 74.1%. This is relatively consistent with gross margins of 74.3% for the first quarter of 2009. As we have indicated in the past, license and implementation gross margins vary from period to period depending on factors such as the amount of implementation services required to deploy our products relative to the total contract value.
Non-GAAP R&D expenses of $4.8 million grew approximately 2% from a year ago as a percentage of revenue, in accordance with our planned strategic initiatives to continue to invest in our product suite. Non-GAAP selling, general and administrative expenses for the first quarter of 2010 were $5.8 million, an increase of 19% from the first quarter of 2009 as we continue to invest in sales and marketing talent and programs.
Non-GAAP operating income was $2.2 million for the quarter with non-GAAP operating margins of 12.6%, and were at the high end of our guidance. This compares to first quarter of 2009 operating income of $3.8 million and operating margins of 21.1%, with the year-over-year decrease in margins resulting from planned investments in our long-term growth combined with lower first quarter revenue in 2010. Interest income for the quarter was approximately $11,000, down from a year ago due to lower interest rates, despite higher cash balances.
We had a GAAP effective tax rate of 39.3% in the first quarter as the R&E tax credit has not been reinstated, compared to an actual tax rate of 27.5% in the first quarter of last year which included the R&E credit. Our effective federal tax rate historically has been lower than the federal statutory rate of 35% largely due to the application of the Research and Experimentation tax credits.
Congress recessed for 2009 without extending the Research and Experimentation tax credit which expired on December 31, 2009, even though there was strong bipartisan support for the credit. If the tax credit is reinstated during 2010 as we expect, and if it is retroactive to the beginning of the year, as it has been in the past, then we will make a cumulative adjustment in 2010 in the quarter in which the tax credit is reinstated, as we did in 2008.
For modeling purposes, we feel it’s reasonable to use a pro forma tax rate of 31% for 2010, expecting the past 28 years of legislative experience of extending this credit will continue going forward. If it is not extended, our effective tax rate is estimated to be between 35% to 37%.
Non-GAAP net income was $1.3 million for the quarter using a 39.3% tax rate, compared to net income of $2.8 million for the first quarter of 2009 using a 27.5% tax rate and our non-GAAP net income per diluted share was $0.05 in the first quarter of 2010. Had the R&E tax credit been reinstated retroactively during the three months ended March 31, 2010, there would have been a $0.01 increase to non-GAAP diluted earnings per share to $0.06 per diluted share, at the high end of our guidance for the quarter, which did assume the tax credit would be reinstated.
For the quarter ended March 31, 2010, our income from operations, in accordance with GAAP, was $800,000. Net income in the quarter was $5 million — I’m sorry, it was $0.5 million or $0.02 per diluted share compared to $2 million, or $0.08 per diluted share in the first quarter of 2009.
Now moving to key balance sheet items. We ended the quarter with $61.6 million in cash, down from $62.4 million from the prior quarter. Total deferred revenue at the end of the quarter was $21.7 million, an increase of approximately $2.6 million from the same period last year, and an increase of $5.2 million over year end. Deferred revenue is not tied to total contract value, and therefore is not a meaningful forward indicator of financial performance.

We had modestly negative cash flow from operations for the quarter of $0.4 million, reflecting the unusually strong cash collections experienced in the fourth quarter that we discussed on our last call.
Accounts receivable at the end of the quarter was $19 million, up from $12 million at year end 2009. At year end, receivables reflected the strong collections in the fourth quarter, and the first quarter receivables benefited from some favorable billing terms in the quarter. Trade accounts receivables days sales outstanding were approximately 61 days, which is in line with our historical average.
Cash flow, accounts receivable balances and deferred revenue can vary in a quarter based on, among other things, the timing of collections and invoicing of milestone billings under our contracts. Headcount at the quarter end was 396, compared to 400 at the end of 2009.
Before I turn to our guidance for the second quarter, let me provide you with some additional information regarding our assumptions. We are pleased that interest levels in our pricing and revenue optimization solutions remain very high, and this interest was reflected in improving sales trends. We continue to benefit from our diversification across many industries and geographies.
We not only had a year-over-year and a quarter-over-quarter increase in license deals in our newer industries as a group, but we are seeing improvement in airline as well. Airlines, which have been the early adopters and the most advanced users of pricing optimization software are continuing an upgrade cycle and migrating to the most advanced pricing and optimization software available from PROS. However, as our most sophisticated customers, airlines typically license a wider range of products, which leads to longer implementation periods than we typically see in our other industries.
Sales trends, combined with an improving macro environment, makes us incrementally more optimistic than we have been in the past six months. While customer interest has been high all along through the economic downturn, more stringent budgets made it harder for companies to acquire our big ticket technology despite its high ROI. We responded with more flexible licensing arrangements that included more term license deals. In addition, contract negotiations continued to be challenging with complex terms that, in some instances, have affected the timing of revenue recognition.
While these arrangements have not impacted overall deal size or profitability, due to the nature of these transactions we won’t recognize revenue until after implementation is completed, rather than over the implementation period on a percentage of completion basis as most of our contracts are recognized. The result of this is we are able to close business more easily; however, revenue is deferred until later in the contract term, primarily starting in 2011 for these contracts. While revenue recognition is deferred, these arrangements do provide a base of backlog which will provide revenue over a period of time and should support longer-term revenue growth.
Last quarter, we commented on initiatives that we believe are important to position us to capture longer-term market opportunities. We continue to make these investments in product, our sales and marketing initiatives and our partnering program. For Q1, the costs associated with our partnering program had a minor impact on our gross margins. In the second quarter, the impact is likely approximately a one to two point reduction in gross margins. I also commented that sometime in the last half of the year we plan on resuming planned compensation increases and contributions to our 401k plan, both of which were stopped in 2009 and will increase overall expenses later in the year.
As we disclosed two years ago, we have been involved in a legal proceeding related to a customer seeking early termination of a contract for one of our implementations. While litigation costs to-date have been covered by insurance, this will change beginning in the second quarter, as we approach a trial expected in the first quarter of 2011. In the second quarter, we expect to incur litigation costs of approximately $1.2 million related to this suit, and increasing on a quarterly basis as we approach trial in the first quarter of 2011. In the second quarter, we expect this expense to have a $0.03 per share impact on our GAAP net loss.
We believe the customer’s attempted termination of the contract is wrongful, and we are vigorously defending this matter and seeking payment of remaining amounts owed under the contract. Given the inherent uncertainties in any litigation, we are unable to make any predictions as to the ultimate outcome, and no provision for loss or other costs has been recorded. You may recall we have approximately $4.9 million in other current liabilities on the balance sheet related primarily to deferred revenue on this contract. This amount will remain on the balance sheet until this matter is resolved.
We commented on our planned investments in our long-term growth. We believe the overall increase in spending is the right thing to do, and this strategy continues to guide management decisions. Estimated expenses assumed in the guidance we are providing in the second quarter is $15.7 million. We continue to experience lower interest income than we did a year ago, as a result of lower interest rates on our cash balances, which have grown from a year ago.
With that backdrop, let me turn to our outlook. For the second quarter we are again anticipating sequential revenue growth with total revenue in the range of $17.3 million to $17.7 million, compared to $17.3 million in the first quarter.
We are projecting non-GAAP operating income of $1.6 million to $2 million, and we are anticipating non-GAAP diluted earnings per share of $0.04 to $0.05 based on an estimated weighted average of 26.8 million diluted shares outstanding and an effective estimated tax rate of 31%, assuming the R&E credit is reinstated retroactively to January 1, 2010. If the credit is not reinstated, we expect our non-GAAP earnings per share will remain at $0.04 to $0.05.
The Company is projecting a loss from operations of $1.8 million to $1.4 million, and GAAP diluted loss per share of $0.03 to $0.04 at a 36% tax rate. Non-GAAP operating income and net income for the second quarter excludes estimated non-cash stock-based compensation expense of approximately $2.1 million and litigation expense of approximately $1.2 million.
While there are no assurances that past performance can be continued, our experienced management team, the financial strength of the Company, and our revenue recognition model helps us manage the Company profitably during difficult periods.
Looking beyond the second quarter, while we have benefited from improved sales trends, our recent license mix shift likely will result in a larger portion of our backlog being in deferred revenue until implementations are complete. We believe our flexible working terms with customers has helped close more deals. However, we do not expect our recent backlog strength to be reflected in our revenue performance for the most part until early 2011.
In summary, given the current economic environment, we are pleased to have achieved the high end of our revenue guidance for the first quarter. We continue to believe we are in a strong competitive position, and with the continued growing awareness of the benefits of high ROI pricing optimization software we remain confident that PROS has an attractive long-term growth opportunity. And, as the economy improves, we believe we are effectively positioning the Company to take advantage of that opportunity.
With that, let me turn the call back to the operator so we can take your questions.
Operator
(Operator Instructions)
Our first question comes from the line of John DiFucci of JPMorgan. You may proceed.
Yogesh Amle — JPMorgan — Investor Analyst
Hi, guys. This is Yogesh Amle for John DiFucci. Thanks, Charlie. One question I have was on the — you talked about the stream from the airline industry that’s improving. Do you have any thoughts around the consolidation that’s going on, the United and the Continental merger, any thoughts around how do you view that, and is there an impact on the Company?

Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Generally — the Continental/United merger, it’s probably not unexpected; they thought about merging a couple of years ago. We have a relationship with Continental that’s been a relationship for many, many years. I think if you look at the overall mix of our business, over 98% of our [airline] revenue is from outside the United States.
Mergers within the United States are not expected to really have any meaningful impact on the company’s operations. These mergers also take time. We’ve had instances where airlines have been acquired, but yet there’s been absolutely no impact on PROS. I’m not sure how the Continental merger may impact us, but certainly we don’t expect to see an impact for the near term.
Yogesh Amle — JPMorgan — Investor Analyst
Got it. And just a follow-up question. You talked about the litigation expense of $1.2 million to be factored into the second quarter. And I think you did mention that we should think about that as increasing every quarter until — as you approach the litigation date. So, any guidance on what’s the total expense around that?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Not really — to total expense because it’s difficult to estimate that, because of the variability as to what motions might be filed and, et cetera, as you go through the process. We would expect a modest increase over the $1.2 million that we’re expecting for Q2.
Yogesh Amle — JPMorgan — Investor Analyst
Great. Got it. Thanks, guys.
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Thank you.
Operator
Your next question comes from the line of Tom Ernst of Deutsche Bank. You may proceed.
Nandan Amladi — Deutsche Bank — Analyst
Hi, good afternoon. This is Nandan Amladi on behalf of Tom. Just a couple of questions. The sales and marketing expense — you had talked about it going up, but should we expect it to stay at a similar level as a percentage of revenue for the rest of the year?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
I think what we want to do is, we want to just give the guidance for Q2 and we’ve given the guidance. And we very explicitly stated that the expenses are expected to be $15.7 million for the second quarter. And we’ve obviously — so we’re continuing our investments in areas, and primarily in sales and marketing.
So you may be able to make some of your own estimates as to how that might be split out. But we wanted to make sure that the analysts understood very clearly that, based upon the guidance we’re providing, spending for Q2 is estimated at $15.7 million. That’s non-GAAP.

Nandan Amladi — Deutsche Bank — Analyst
Okay. Thank you. And kind of a macro question. The recent weakness in the euro, how does that impact your outlook for the year?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes, okay. Generally as far as FX — let’s talk about the FX component first. Historically, we’ve had very minor gains and losses in FX quarter-over-quarter or year-over-year. We’ve looked at the recent impact of the euro as it stands today in the context we have today. We don’t see a significant impact in Q2. I’m not sure what it might be going forward.
Obviously, any disruption in Europe could have an impact on our ability to close the deals we’d like to close in Europe, going forward.
Nandan Amladi — Deutsche Bank — Analyst
Right. Thank you. That’s all for me.
Operator
Our next question comes from the line of Chad Bennett of Northland Securities. You may proceed.
Ian Kell — Northland Securities — Analyst
Yes, hi, guys. This is Ian sitting in for Chad today. I know last quarter you talked a little bit about the implementations that you had going on with some of your third parties. Can you give us an update on that? Got a few more going on now — just how is that progressing?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes, I think the utilization of systems integrators is progressing, I’d say with our expectations. We had a few implementations in the first quarter. We continue to have a few implementations in the second quarter. As we’ve gone through and looked at the analysis, we do expect a little larger impact on our margins in the second quarter than we had in the first.
The overall impact on our margins in the first quarter from systems integrator cost was about one percentage point. In the second quarter, that could be perhaps 1.5 percentage points, maybe two percentage points. So the program’s expanding, and it’s expanding at the rate that we’ve been anticipating.
Ian Kell — Northland Securities — Analyst
Okay. All right. Good. Can we get back to the new contract terms that it sounds like you’re going about here? Any color on sort of what percentage of new deals — or, how many of these new deals are taking these different forms; and how that affects our ability to maintain sort of a sequential growth rate going forward?

Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes, it’s difficult — with the number of deals that are done on a quarterly basis, it’s difficult to discern from one quarter to the next how many of these deals might be in the second quarter or the third quarter then, going forward. We don’t see it as a trend at this point. We just see it as what we’ve experienced over the last several quarters.
So it’s really difficult to discern what the impact might be on the Company’s near term revenue growth. We obviously see every deal that we’ve closed as a good opportunity to contribute to the long-term growth of the Company, and we’re very pleased with that. And we’re pleased with that our sales, as I mentioned, were up — licensed sales were up Q1 over Q1, and Q1 over Q4. So, we’re very pleased with the direction. As far as that mix, it’s really difficult to comment on.
Ian Kell — Northland Securities — Analyst
Sure. But I mean — this is not a trend, okay. But this started, shall we say, Q3? I mean, or is this a new Q1 development?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
It started in the last half of four — sorry, of last year and it continued in Q1 of this year.
Ian Kell — Northland Securities — Analyst
Okay. Any particular industries you see this more often? Or is this —I’m sure it’s probably your target industries, but I mean, any one of those three in particular?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
I would say no. Really, it’s across the board. If anything, on the airline side, a little more weighted towards the term licenses.
Ian Kell — Northland Securities — Analyst
Okay. And — I’ll get out of the way here, but anything out of the ordinary on the maintenance gross margin in the quarter, or that’s just sort of a seasonal effect that I’m missing?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes, I wouldn’t say it’s seasonal effect, but we clearly made a conscious effort to increase our spending relative to maintaining our maintenance base in the first quarter. I think — a general comment on margins for Q2, we expect the margins to be about the same in total in Q2 as they were in Q1.
Ian Kell — Northland Securities — Analyst
All right. Thanks.
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Thank you.

Operator
Your next question comes from the line of Nabil Elsheshai of Pacific Crest Securities. You may proceed.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Hi, guys. This is Nabil for Nabil.
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Okay. Well, this is Bert and Charlie, for Bert and Charlie.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Let me start at the high level. Leaving aside all the rev rec and term and all that, I mean, if you look at Q1 and so far in Q2, have you seen an improvement in close rates and kind of just general business trends? Or is it, in terms of — compared to 2009, is it just as hard to get the contracts across the finish line?
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
It’s still a challenge. The thing that we’re encouraged about — and you attended the New York Stock Exchange event — there’s just a lot more interest and awareness about the top line of the P&L and the impact and power that pricing can have on margins especially.
So, we’re encouraged by the high level of activity. But it’s still difficult to get through the sales cycle, to get budgets approved, and to get final approval for a go-forward. And that’s the reason our proof of value engagements have been successful, and we’re being flexible on terms and conditions.
We want to be responsive to the prospect, customer, and what their requirements are, and we are finding flexible ways to do business. That said, it’s still very good business. The ASP is still good; the profitability is still good, but it does slow down the revenue recognition.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay. Would it be fair to say that once you get somebody into a proof of value type of trial that the close rate’s significantly higher than a normal sales cycle?
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Yes.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay. And I think last year you guys had talked about trying different kind of size of deals and starter packs. And it seemed to take a while for people to get some traction.
Is that just — was there a time thing, or was there a different way you guys have approached that, or is it just a matter of —? And I guess when they do those trials, do they then come back and buy the full, on average, $2.2 million-dollar average deal, or do they start with a smaller kind of one module type of thing?

Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
No, we haven’t seen — once a company at all levels embraces the very high ROI, they decide pricing excellence and optimized pricing is something they want to achieve, then they continue to buy the full contract with multiple modules, and it’s at the same level of ASP. It’s getting them to the point where they’re comfortable making that decision.
But we’ll offer a single module, it’s just that’s not what they want to buy. In other words, if they want to find pricing leaks and they want to find a negative pocket margin, customers and products and channels, that’s one step, and we can do that very effectively, and typically in 30 days with Scientific Analytics.
But they see very quickly beyond that the power of optimized price lists, the power of optimized deals, of tracking to optimized prices throughout the entire enterprise. So even though we’re more than willing to start with a phased approach and a single module as the first contract, it just hasn’t happened.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Nabil, I’ll just mention one thing. You had mentioned 2.2. I think historically we’ve talked about the average deal being 2.1, 2.2 products in a deal.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Oh, I’m sorry, yes, sorry.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
The ASP averages $1.8 million.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Right. Okay.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Thanks
Nabil Elsheshai — Pacific Crest Securities — Analyst
And then on the term license, I was kind of curious why, with a lot of term licenses and perpetual models you can recognize the revenue at the beginning of the term, so why do you in these deals — what is it that is conditional that you have to wait till the end of the deal to recognize any of the license?

Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
That’s a great question. Yes, companies that do recognize at the beginning of the term, they’d be on what’s called 97-2 revenue recognition. We’re under 81-1 percentage of completion.
So the industry or, I should say, the industry looks at PROS as saying, all right, are the services integral to the delivery of the software? The answer for today is yes; it may not be in the future. And as a result of that, we come under 81-1, and under 81-1 you have to defer all revenue until all products are deployed.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
The economics, of course, aren’t any different, it’s just how the revenue is recognized.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay. What about kind of the payment and cash flow effects? It should be similar to your current; that shouldn’t change. Is that correct?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Well, no, if it’s a term license the payments are going to be made over the term. If it’s a perpetual, the payments are going to be made over the implementation period. If that answers your question.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Yes. And then, just a follow-up. I guess your kind of wrap-up comments on revenue rec seemed to indicate that we shouldn’t necessarily expect to see the sequential increases on license and implementation in the second half. Am I interpreting that correctly, or is that not what you’re trying to say?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
I guess we’re trying to communicate that sales have been good, but when you look at sales and you look at the other components maybe the composition of the Company’s balance sheet and the size of the receivables and the size of the deferred revenue, we don’t want you to misunderstand what that means.
That means that in this particular case, the mix is such that we see that revenue — some of that revenue being predominantly in 2011. It’s too early for us to comment on Q3 or comment on Q4.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay. Great. I’ll jump back in the queue then, if there’s time. Thanks.
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Great. Thanks, Nabil.

Operator
Our next question comes from the line of Ross MacMillan of Jefferies. You may proceed.
Ross MacMillan — Jefferies & Co. — Analyst
Thanks a lot. Charlie, just going back on this revenue recognition — two things. How long are the term deals? What’s the duration of these term deals? And is it really a year — a year or a year and a half, is that why we see it show up next year?
And then second of all, I guess the question is, are there any other — you kind of alluded to some other contractual terms changing which could also push revenue out, albeit that those aren’t necessarily term deals? Can you elaborate on that? Thanks.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes, yes. First, the term deals are predominantly five-year term deals. The revenue recognition would start once the implementation is completed. Then it’s recognized over the remaining term; that’s the typical term deal.
Ross MacMillan — Jefferies & Co. — Analyst
So just on that, the first bullet of recognition would be effectively the value that you’d have taken had you recognized revenue ratably over that implementation period?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
No. All the revenue is recognized ratably over the implementation term after the implementation is completed. Even though cash is being collected, implementation services are being provided, the accounting does not reflect the economics.
Ross MacMillan — Jefferies & Co. — Analyst
So just so I’m clear, five-year term takes you a year to implement. You then recognize five years’ worth of revenue over the subsequent four years, ratably?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
That’s correct.
Ross MacMillan — Jefferies & Co. — Analyst
And then the other question was on whether there are other contractual arrangements that are also shifting some revenue out?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes. And that’s a great, great point. The answer is yes, that — it gets back to challenging economy, difficult negotiations. I think the power may have shifted more to the customer as opposed to the vendor.

And what we’ve experienced is a situation where you could have a term in the contract that precludes revenue recognition, okay, not on a percentage of completion basis, but revenue is recognized after the implementation is completed. It’s not a term arrangement; it’s just a term within the contract that prohibits revenue recognition until the implementation’s completed.
Ross MacMillan — Jefferies & Co. — Analyst
Okay. And then as you use third parties increasingly, does that move you from 81-1 to 97-2 if you’re using a third party implementation partner?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
That’s a transition. That’s correct. That’s longer term, and that’s the transition we expect we will be going through. Today we’re using SIs, as we mentioned, a few implementations — they’ve been in for training, they’re becoming more qualified in the implementation of our products.
We have SIs that have started to implement for customers outside of a relationship with us; all of this is terrific. It really shows that we’ve got a true product, that it’s configuration and not customization. But we as a company have to go through a transition. So over time, we may very well get to revenue recognition at the time of contract signing — not today, not this year, but at some point.
Ross MacMillan — Jefferies & Co. — Analyst
Okay, that’s great. And then just one other one. You mentioned, of course, that later this year you plan to reinstate salary increases and 401k contributions. Is that likely to be a third quarter event, or a fourth quarter event? Can you put any color to that?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
It’s clearly in the last half of the year. We haven’t picked the month that it would start. If it helps, I can give you some idea of a range on what it would be for a quarter.
Ross MacMillan — Jefferies & Co. — Analyst
Yes, that would be great
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Okay. It would be somewhere probably close to $400,000.
Ross MacMillan — Jefferies & Co. — Analyst
Okay. So if it happened midway obviously through Q3 we’d have a partial quarter and then a full quarter in Q4?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
That’s correct. Yes. We haven’t made the decision yet, but that’s correct. Think of it as maybe $125,000 a month approximately.

Ross MacMillan — Jefferies & Co. — Analyst
That’s great. Very helpful. And then, just curious. You had the event here in New York in the quarter. Do those events really build pipeline for you? Is it tangible? And, do you feel like there’s more to be done around marketing or similar, to drive more filling of the pipe and lead generation?
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
They have been incredibly successful for moving prospects faster along through the sales cycle. But absolutely, we feel like we need to do more. That’s the reason we’re investing in sales and marketing. And that’s the full spectrum from lead generation, seminars, webinars, more on-site face-to-face meetings with executives; being very active in the marketplace.
I think we’ve been a product driven company for the last ten years and really haven’t focused on sales and marketing. Our whole focus has been on high-quality product, integrated science, implementation success, customer satisfaction. But what we’re seeing is there’s a lot of activity and a lot of interest and awareness is growing.
And when that manifests itself in deals, we want to make sure that we have the sales and marketing presence to get into the consideration set, and ultimately be selected. So we are very much focused — 2010 is going to see significant sales and marketing activity, much higher than any time in our history.
Ross MacMillan — Jefferies & Co. — Analyst
And just so I’m clear, the SG&A that was up — obviously both SG&A and R&D were up significantly sequentially, about $1 million apiece. Were there particular kind of one-time costs for the events in that number that you would not necessarily expect to repeat? Or, do you plan to just hold more of these on a go-forward basis, so we should assume that’s a kind of newer run rate cost?
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Year-over-year?
Ross MacMillan — Jefferies & Co. — Analyst
Sequentially, just in terms of the pickup in SG&A.
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Well, the whole pickup wasn’t $1 million.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
No, it wasn’t $1 million, no. No.
Ross MacMillan — Jefferies & Co. — Analyst
Okay, I must be looking at the wrong thing. But I was just curious — well, maybe the real question just simply is, was there some one-time expense in the March quarter SG&A for these events?

Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
No, the answer is no. But there was an event in the fourth quarter that reduced G&A expenses. Okay, and that was a reduction in our allowance for doubtful accounts that we commented on —
Ross MacMillan — Jefferies & Co. — Analyst
That’s right.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
— in the fourth quarter call.
Ross MacMillan — Jefferies & Co. — Analyst
Yes. That makes sense. That makes more sense now from a sequential standpoint.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Add that back — add that back, Ross, for Q4. It was $600,000. You add that back to Q4 expenses and then do your comparisons.
Ross MacMillan — Jefferies & Co. — Analyst
Yes, that makes a lot more sense.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Okay
Ross MacMillan — Jefferies & Co. — Analyst
Thanks a lot.
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Thanks, Ross.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Thanks, Ross.
Ross MacMillan — Jefferies & Co. — Analyst
Thanks.

Operator
With no further question in the queue, I would now like to turn the call back over to Mr. Bert Winemiller for final remarks. You may proceed.
Bert Winemiller — PROS Holdings, Inc. — Chairman, CEO
Thank you, operator. In closing, we are pleased with our first quarter 2010 results, and we believe the market for pricing and margin optimization software is still in the innovator/early adopter stage, and there are thousands of companies that would greatly benefit from our software.
We believe PROS is a stronger company today due to the continued improvements in our product suite, science capabilities, implementation processes, sales and marketing, and we have a strong financial balance sheet. Our strategic plan is focused on scaling to meet the needs of the large, long-term market opportunity. Thus, we will continue to focus on our growing pricing partner and influencer ecosystem.
Thank you very much. We appreciate you taking your valuable time to listen to our call, and we hope to meet with you soon. Thank you.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a great day.